Exhibit 99.1

TYCO ANNOUNCES AIG’S WITHDRAWAL OF LAWSUIT RELATED TO TYCO’S
TENDER OFFERS

PEMBROKE, Bermuda — May 16, 2007 - Tyco International Ltd. (“Tyco”) (NYSE: TYC; BSX: TYC) today announced that AIG Global Investment Corp. has voluntarily withdrawn its lawsuit against the Company regarding its currently outstanding tender offers and consent solicitations for its notes under the 1998 and 2003 indentures. AIG had filed the lawsuit on May 10, 2007.

The deadline for holders to tender the Notes to be eligible to receive the Total Consideration (defined below) is unchanged and remains 5:00 p.m., New York City time, on May 17, 2007.

The expiration date of the tender offers for the Notes is unchanged and remains at 12:00 midnight, New York City time, on Thursday, May 24, 2007, unless extended or earlier terminated (the “Expiration Date”).

Withdrawal rights of tendering holders with respect to the Notes will terminate at 5:00 p.m., New York City time, on May 17, 2007. Holders of Notes who tender their Notes after 5:00 p.m., New York City time on May 17, 2007, but before 12:00 midnight, New York City time, on May 24, 2007, unless such date is extended or earlier terminated, will be eligible to receive the Total Consideration less the early consent payment of $30.00. Holders who tender Notes must also deliver consents to the proposed indenture amendments.

The total consideration for each $1,000 principal amount of Notes (the “Total Consideration”) will equal the present value of the remaining interest and principal payments on such Notes, calculated as set forth in the relevant tender offer and consent solicitation document, based on a yield to maturity of the U.S. Treasury reference security (the “UST Reference Security”) for such Notes ( the “Reference Yield”) plus the fixed spread indicated in the relevant tender offer and consent solicitation document.

The Dealer Managers will calculate the Reference Yield in accordance with standard market practice based on the bid-side price of the UST Reference Security for the Notes as displayed on the relevant Bloomberg pages as of 2:00 p.m., New York City time, two business days prior to the Expiration Date.

Tyco expects to publicly announce the pricing information for the tender offers via subsequent press release. Each of the tender offers for the Notes is subject to the satisfaction of certain conditions, as specified in the tender offer and consent solicitation documents. Payment in respect of the tender offers and consent solicitations will be made promptly after the Expiration Date, if the Notes are accepted for payment.

Information Relating to Tender Offers

Goldman, Sachs & Co. and Morgan Stanley are the Dealer Managers for the tender offers and Solicitation Agents for the consent solicitations. Investors with questions regarding the tender offers may contact Goldman, Sachs & Co. at (212) 902-9077 or (800) 828-3182 (toll free) and Morgan Stanley at (212) 761-1941 or (800) 624-1808 (toll free). Global Bondholder Services Corporation is the Information Agent and Depositary and can be contacted at (212) 430-3774 (collect) or in relation to the tender offers and the consent solicitations, at (866) 470-3700 (toll free).

None of Tyco or Tyco International Group S.A., their respective governing bodies, the Information Agent, the Depositary or the Dealer Managers make any recommendation as to whether holders of any of the Notes should tender or refrain from tendering or as to whether holders of the Notes should provide consents to the proposed amendments. This press release does not constitute an offer to purchase any securities.

Tyco and Tyco International Group S.A. expressly reserve the right, in their sole discretion, subject to applicable law to: (i) terminate prior to the relevant expiration date any tender offer and consent solicitation and not accept for payment any Notes not theretofore accepted for payment; (ii) waive on or prior to the relevant expiration date any and all of the conditions of the tender offer and the consent solicitation; (iii) extend the relevant expiration date; and (iv) amend the terms of any tender offer or consent solicitation. The foregoing rights are in addition to their right to delay acceptance for payment of Notes tendered under the relevant tender offer or the payment for Notes accepted for payment in order to comply in whole or in part with any applicable law, subject to Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended, with respect to the tender offers, to the extent applicable, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer; and receipt of the required consents to implement the proposed amendments.

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any of the Notes. The full details of the tender offers for the Notes, including complete instructions on how to tender Notes have been included in the offer to purchase and consent solicitation statement, the letter of transmittal and related materials. Holders are strongly encouraged to read carefully the offer to purchase and consent solicitation statement, the letter of transmittal and any other related materials, including materials filed with the Securities and Exchange Commission, because they contain important information.

Holders of Notes may obtain a copy of the tender offer and consent solicitation statement, free of charge, from Global Bondholder Services Corporation, the information agent in connection with the tender offers and consent solicitations for all of the Notes, by calling toll-free at (866) 470- 3700 or (212) 430-3774 (bankers and brokers can call collect at 212-430- 3774). Holders of Notes are urged to carefully read these materials prior to making any decisions with respect to the tender offers and consent solicitations.

About Tyco

Tyco International Ltd. is a global, diversified company that provides vital products and services to customers in four business segments: Electronics, Fire & Security, Healthcare, and Engineered Products & Services. With 2006 revenue of $41 billion, Tyco employs approximately 240,000 people worldwide. More information on Tyco can be found at www.tyco.com.

Forward-Looking Statements

This release may contain certain forward-looking statements. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words “anticipate,” “ believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The forward- looking statements in this release include statements addressing the following subjects: future financial condition and operating results. Economic, business, competitive and/ or regulatory factors affecting Tyco’s businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. Tyco is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. More detailed information about these and other factors is set forth in Tyco’s Annual Report on Form 10-K and 10-K/A for the fiscal year ended Sept. 29, 2006 and in Tyco’s Quarterly Report on Form 10-Q and for the fiscal quarter ended March 30, 2007.